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Exhibit (a)(1)(A)

Cap Rock Energy Corporation

500 W. Wall Street, Suite 400
Midland, Texas 79701

Offer to Purchase for Cash

Up to 1,152,355 shares
of its Common Stock,
Par Value $.01 Per Share

At a Purchase Price of $10.00 Per Share
 February 8, 2003

The offer to purchase and withdrawal rights expire at 5:00 p.m. Eastern Time, on April 8, 2003. The period in which tendered shares may be purchased, and the withdrawal period, may be extended; however, only shares properly tendered for purchase by 5:00 p.m. Eastern Time, on April 8, 2003, will be purchased.

Summary Term Sheet

        Cap Rock Energy Corporation (the "Company") is offering to purchase shares of its outstanding common stock which were distributed to certain former members of Cap Rock Electric Cooperative, Inc. under the conversion plan and that are still held by those persons as of the offering date, at a price of $10.00 per share. Our purchase commitment was originally outlined in our Prospectus dated July 31, 2001. The terms and conditions of the offer are described in this Offer to Purchase and the related Letter of Transmittal and we urge you to read them carefully because the information in this Summary Term Sheet is not complete.

•        Who is offering to buy my shares of common stock?

  Cap Rock Energy Corporation is offering to purchase shares of its common stock pursuant to the purchase commitment outlined in our Form S-1, filed with the Securities and Exchange Commission, on July 31, 2002, and in connection with the conversion plan, which related to the original issuance of the shares. The conversion plan related to the conversion of Cap Rock Electric Cooperative, Inc. (the "Cooperative") from a member owned cooperative to a shareholder owned business corporation. See Section 1, "Background of the Offer."

•        To whom is the Company making the offer?

  Pursuant to the conversion plan, the Company is offering to purchase outstanding shares of its common stock, par value $.01, that were distributed in February 2002, and held continuously by former members of the Cooperative until the first anniversary of the distribution and then through the date of our acceptance of the tendered shares.

•        How much are you offering to pay and what is the term of payment?

  Although the average of the high and low sales price of $11.65 per share as of January 24, 2003, is greater than our offering price, our commitment to purchase shares pursuant to the conversion plan was set at $10.00 per share in cash to those shareholders who are the original holders of record when the shares were originally issued in February 2002, and held continuously by those shareholders until the first anniversary of the distribution and then through the date of our acceptance of the tendered shares. See Section 1, "Background of the Offer," and Section 5, "Purchase of Shares and Payment of Purchase Price."

•        Will I have to pay any fees or commissions?

  If you are the record holder of your shares and you tender your shares directly to the depositary, Computershare Trust Company of New York, you will not have to pay brokerage fees or similar type expenses. If you received your shares from us as part of the conversion plan but have placed your shares with a broker, and your broker tenders your shares on your behalf, your broker may charge you a fee for doing so. The Company will not be responsible for any such fees. You should consult your broker to determine whether any charges will apply. See Section 3, "Procedures for Accepting the Offer and Tendering Shares."

•        Does the Company have the financial resources to make payment?

  Our purchase commitment is for $10 per share, and the current market price is greater than $10 per share. Because shareholders are currently able to sell their stock on the open market at a price that is greater than our offering price, we do not believe a substantial number of shareholders will tender their shares, and we believe that we have sufficient cash on hand to purchase the limited number of shares anticipated to be tendered. If the number of shares tendered is greater than we anticipated and we do not have sufficient cash available to purchase all shares tendered at that time, no shares will be purchased and we intend to extend the offer until sufficient cash is available or it is determined that not all shares tendered will be purchased. Your withdrawal rights will be extended as well, but only shares properly tendered by 5:00 p.m. Eastern Time on April 8, 2003, and not withdrawn will be eligible for purchase. See Section 5, "Purchase of Shares and Payment of Purchase Price."

•        When does the offer expire?

  You have until 5:00 p.m. Eastern Time on April 8, 2003, to tender your shares if you are an eligible shareholder.

  The offer to purchase shares will commence on the first anniversary of the original distribution of the shares and will end 60 days thereafter, as outlined in the Prospectus. Therefore, the offering period will begin February 8, 2003, and end April 8, 2003. If we have insufficient cash on hand to acquire shares properly tendered, we intend to extend the offer to purchase until sufficient funds are available. However, only shares properly tendered by 5:00 p.m. Eastern Time on April 8, 2003, and not withdrawn will be eligible for purchase.

•        What is the purpose of the offer?

  Shares of Cap Rock Energy Corporation common stock were distributed to certain former members of Cap Rock Electric Cooperative, Inc. who elected to receive shares of stock as payment for their equity in the Cooperative and their membership interest, if any, as part of the conversion plan. The Company made a commitment to purchase any of those shares, held continuously by the original owners of record until the first anniversary of the distribution of the shares and then through the date of our acceptance of the tendered shares. The offering period will commence on that first anniversary date and end 60 days thereafter, with a purchase price of $10.00 per share. This offer to purchase is to comply with our commitment. See Section 1, "Background of the Offer."

•        Are there any conditions to the offer?

  Yes, the offer is limited to those shareholders who received their shares of common stock as part of the conversion plan, and have continuously held those same shares until the first anniversary of the distribution of the shares and then through the date of our acceptance of the tendered shares. The offer is also subject to sufficient cash on hand to pay for tendered shares. Other conditions are described in Section 6, "Conditions of the Offer."

•        How do I tender my shares?

  If you are eligible to accept our offer and you decide to tender your shares, you must deliver the certificate(s) by mail or other physical delivery, along with a completed and signed Letter of Transmittal to the depositary, Computershare Trust Company of New York, at the address given on the outside back cover of this offer, before 5:00 p.m. Eastern Time, April 8, 2003. If you are eligible to accept our offer and you decide to tender your shares, but they are not immediately available for delivery to the depositary, you will need to comply with the guaranteed delivery procedures described in Section 3, "Procedures for Accepting the Offer and Tendering Shares," and Instruction 2 in the Letter of Transmittal.

  If you are eligible to accept our offer and you decide to tender your shares but you have deposited your shares with your broker for your own account and your broker holds them in street name, your broker must tender those shares through the depositary. You will need to contact your broker to make arrangements for the tender of those shares. See Section 3, "Procedures for Accepting the Offer and Tendering Shares."

•        Until what time can I withdraw previously tendered shares?

  You may withdraw your tendered shares at any time before the offer has expired at 5:00 p.m. Eastern Time, April 8, 2003. If we do not have sufficient cash available to purchase all shares properly tendered, we intend to extend the offer in order to purchase and pay for those shares. If we do so, your right to withdraw your tendered shares will also be extended. In addition, pursuant to rules and regulations of the Securities and Exchange Commission, if we have not accepted your tendered shares for payment, you may withdraw them at any time after 40 business days from the commencement of the offer.

•        How do I withdraw previously tendered shares?

  To withdraw your previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the depositary while you still have the right to withdraw. If you have tendered your shares by giving instructions to a broker, you must instruct the broker to arrange for withdrawal of your shares. See Section 4, "Withdrawal Rights."

•        If I tender my shares, when and how will I receive payment?

  As soon as practicable after the offer expires and the shares have been accepted for payment, you will be paid $10.00 per share, in cash, without interest, subject to sufficient cash on hand. We will pay for the shares accepted for payment by depositing the aggregate purchase price with the depositary as soon as practicable after the expiration date of our offer. The depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5, "Purchase of Shares and Payment of Purchase Price."

•        In what order will tendered shares be purchased and or paid?

  We intend to purchase and pay for all shares tendered as soon as practicable after the offer expires, unless we have insufficient cash available. If we determine that we will not have sufficient cash within a reasonable period of time, we may decide, as allowed by the rules and regulations of the Securities and Exchange Commission, to purchase and pay for properly tendered shares from eligible holders of odd lots of less than 100 shares, with subsequent purchase and payment of all other shares on a pro-rata basis. If that occurs, your unpurchased shares will be returned to you at our expense.

•        Do I have to tender all of my shares?

  If you are an eligible shareholder, our offer is for all shares held by you which were originally distributed to you in connection with the conversion plan. We will not accept partial tenders of those eligible shares.

•        What are the U.S. Federal income tax consequences if I tender my shares?

  Generally, you will be subject to U.S. federal income taxation as well as applicable state, local and foreign income tax when you receive cash from us in exchange for the shares you tender. See Section 13, "Certain United States Federal Income Tax Consequences." You are urged to consult with your own tax advisor to determine the tax consequences of participating in the offer.

•        What is the recent market value of my shares?

  On January 24, 2003, the average of the high and low prices for one share of Cap Rock Energy common stock was $11.65 per share, as reported on the American Stock Exchange. This average market price is greater than our offering price of $10.00 per share. Our offering price of $10.00 per share was set out in our Prospectus of July 31, 2001, and is not an indication of its current value. We urge you to obtain current market quotations for shares of Cap Rock Energy Corporation common stock before deciding whether to tender your shares.

•        What does the Board of Directors of Cap Rock think of this offer?

  Although our board of directors has authorized this offer in connection with the Company's commitment outlined in the July 2001, Prospectus, they are not making any recommendation as to whether you should tender or refrain from tendering your shares.

  You must decide whether to tender your shares, based upon the current market price of the shares, your liquidity needs, personal tax consequences and other individual considerations.

•        Who can I contact if I have questions about the offer?

  Our information agent can help answer your questions. You may call MacKenzie Partners, Inc. collect at (212) 929-5500, toll free at (800) 322-2885 or reach them via email at proxy@mackenziepartners.com.

FORWARD-LOOKING STATEMENTS

        This document contains a number of forward-looking statements, including, among others, statements dealing with the benefits that the offer may provide to our shareholders, the anticipated date on which we will pay for tendered shares, our possession of sufficient capital to fund our operations and any potential acquisitions, the repurchase or issuance of additional shares in the future, the fees and expenses we will incur in connection with the offer, our ability to purchase tendered shares, the number of shares anticipated to be tendered, the listing and tradability of our stock after the offer is completed and the continued treatment of our shares as margin securities. We caution readers that the important factors set forth below, as well as factors discussed in other documents filed by us with the Securities and Exchange Commission, among others, could cause our actual results to differ materially from statements contained in this document.

        Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, many of which are beyond our control, that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," "potential," "outlook" and similar terms and phrases, including references to assumptions, are intended to identify forward-looking statements.

        The forward-looking statements regarding these matters are based on various assumptions and analyses made by us in light of our management's experience and our perception of historical trends, current conditions, and expected future developments, as well as other factors we believe are appropriate under the circumstances. Important factors that could cause actual results to differ materially from those implicit in our forward-looking statements include, without limitation, the following:

  •
  our future financial performance;

  •
  our future cash needs;

  •
  the number of shares tendered in our offer;

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  availability of sufficient cash to purchase and pay for tendered shares;

  •
  U. S. economic conditions generally and in the utility industry specifically.

        In addition, please refer to our documents filed with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q for more information on these and other risk factors.

        The list of factors above is illustrative, but by no means is it exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning our offer or other maters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

Section 1. Background of the Offer

        Cap Rock Energy Corporation (the "Company") was formed in December 1998 in accordance with a conversion plan adopted by the members of the Company's predecessor, Cap Rock Electric Cooperative, Inc. (the "Cooperative"). The conversion plan provided for the transfer of all of the Cooperative's assets and liabilities to the Company, and the payment of the equity accounts and membership interests, if any, of those former members of the Cooperative through cash, credit on their electric bill or common stock in the Company, at the member's option. On February 8, 2002, the

Company issued common stock to all former members of the Cooperative who chose stock as the method of payment for their equity and membership interest, if any, in the Cooperative.

        We had committed, as part of the conversion plan, to offer to purchase the shares of common stock that were distributed to former Cooperative members, held continuously by those persons until the first anniversary of the distribution of those shares and then through the date of our acceptance of the tendered shares. Our offer will end 60 days thereafter, with a purchase price of $10.00 per share. If we are unable to purchase all of the shares offered to us because we do not have sufficient cash available for the purchase price of $10.00 per share, tendering shareholders may be delayed in receiving payment until sufficient funds are available.

        Although our board of directors has authorized this offer in connection with the Company's purchase commitment, they are not making any recommendation as to whether you should tender or refrain from tendering your shares. Tendering shareholders are urged to carefully evaluate all information in our offer, consult with their own investment and tax advisors and consider factors such as the current market price of the shares, personal liquidity needs and other individual consequences.

        Shareholders who do not accept the offer will realize a proportionate increase in their relative ownership interest in the Company because the number of shares outstanding will be less. However, there can be no assurance that the Company will not issue additional shares and other equity securities in the future. Non-tendering shareholders will own a larger interest in a company with potentially higher earnings per share, although the Company cannot assure you that earnings per share will be higher as a result of the offer.

        Shareholders who do not tender their shares are currently able to sell those shares on the American Stock Exchange ("AMEX") at a net price higher than the purchase price we are offering. The Company can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price offered and paid by the Company in the offer.

        In addition, although it has no current plans to do so, following the offer the Company may purchase additional shares in the open market, in private transactions, through tender offers or otherwise, subject to applicable regulations. Future purchases may be on the same terms or on terms which are more or less favorable to shareholders than the terms of this offer. However, Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from purchasing any shares, other than pursuant to the offer, until at least ten business days after the expiration date. Any future purchases by the Company will depend on many factors, including:

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  the market price of the shares;

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  the results of the offer;

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  the Company's business and financial position; and

  •
  general economic and market conditions.

        Shares that the Company acquires in the offer will immediately be canceled and restored to the status of authorized but unissued shares and will be available for the Company to issue without further shareholder action (except as required by applicable law or stock exchange rules) for all purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital and the satisfaction of obligations under existing or future employee compensation plans. The Company may issue shares in the future, including shares repurchased pursuant to the offer.

Section 2. Number of Shares

        Upon the terms and subject to the conditions of this offer and in the Letter of Transmittal as described herein, Cap Rock Energy Corporation is offering to purchase for cash all shares of our common stock properly tendered and not properly withdrawn in accordance with Section 4, prior to the expiration date of this offer, at a price of $10.00 per share. The offer will expire at 5:00 p.m. Eastern Time, April 8, 2003, unless extended. The only shareholders eligible to accept our offer are those former members of the Cooperative who received those shares of Cap Rock Energy Corporation in connection with the conversion plan and are still the original owners of record. Based on information available from our transfer agent, we believe as of January 24, 2003, there are 1,152,355 shares of common stock held by eligible stockholders that are able to be tendered pursuant to our offer.

        Eligible shareholders are only able to tender all shares they received in connection with the conversion plan. Partial tenders of eligible shares will not be accepted. If you are an eligible shareholder but purchased additional shares or received additional shares not in connection with the conversion plan, those shares are not eligible to be tendered. Our offer to eligible shareholders is only for all eligible shares they hold.

        We will mail this document and the related Letter of Transmittal to eligible shareholders and will furnish them to brokers, banks and similar persons whose names, or the names of those nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

Section 3. Procedures for Accepting the Offer and Tendering Shares

        TENDER OF SHARES.    You are eligible to accept our offer if you are one of the former members of the Cooperative who received common stock of Cap Rock Energy Corporation in connection with the conversion plan, you have continuously held those originally issued shares until the first anniversary of the distribution of those shares, and then through the date of our acceptance of those tendered shares.

        To tender shares registered in your own name, either (1) or (2) below must happen:

  (1)
  The depositary must receive all of the following on or before the expiration date of 5:00 p.m. Eastern Time, April 8, 2003, at the depositary's address on the back page of this document:

  •
  either (a) the certificate(s) for the shares, or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer described below, and

  •
  either (a) properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an "agent's message" of the type described in the case of book-entry transfer, and

  •
  any other documents required by the Letter of Transmittal.

  (2)
  You must comply with the guaranteed delivery procedure set forth below.

        Odd Lot Holders who tender their shares must also complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 5.

        If you tender your shares directly to the depositary, you will not have to pay any brokerage commissions.

        To tender shares you may have deposited with your broker for your own account and the broker holds them in street name, you must contact your broker in order to do so. Shareholders who hold shares through brokers should consult their brokers to determine whether transaction costs may apply if they tender shares through their broker.

        SIGNATURE GURANTEES AND METHOD OF DELIVERY.    No signature guarantee is required if:

(1)
the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, will include any participant in The Depository Trust Company (the book-entry transfer facility)) whose name appears on a security position listing as the owner of the shares tendered; or

(2)
shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an eligible guarantor institution, as the term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934 (each of the foregoing constituting an Eligible Institution). See Instruction 1 of the Letter of Transmittal.

        In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares in accordance with the Automated Tender Offer Program of the Book-Entry Transfer Facility, as described below), a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an agent's message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

        The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        BOOK-ENTRY DELIVERY.    The depositary will establish an account with respect to the shares for purposes of the offer at The Depository Trust Company (the "Book-Entry Transfer Facility") within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver shares by causing the Book-Entry Transfer Facility to transfer such shares into the depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed together with any required signature guarantees or an agent's message and any other required documents must, in any case, be received by the depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the expiration date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the depositary. "Agent's message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares that are the subject of such book-entry confirmation that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

        GUARANTEED DELIVERY.    If an eligible shareholder desires to tender shares pursuant to the offer but the shareholder's certificates are not immediately available or cannot be delivered to the depositary before the expiration date (or the procedure for book-entry transfer cannot be completed on a timely basis), or if time will not permit all required documents to reach the depositary before the expiration date, the shares still may be tendered, if all of the following conditions are satisfied:

(1)
the tender is made by or through an eligible institution;

(2)
the depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase; and

(3)
the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares in accordance with the Automated Tender Offer Program of the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, or an agent's message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the depositary within three AMEX trading days after the date of receipt by the depositary of the Notice of Guaranteed Delivery.

        DETERMINATION OF VALIDITY; REJECTION OF SHARES.    All questions as to the number of shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by the Company, in its reasonable discretion, and its determination will be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder, and the Company's interpretation of the terms of the offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. The Company will not be liable for failure to waive any condition of the offer, or any defect or irregularity in any tender or shares. Neither the Company, the depository nor any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice.

        TENDERING SHAREHOLDER'S REPRESENTATION AND WARRANTY; THE COMPANY'S ACCEPTANCE CONSTITUTES AN AGREEMENT.    A tender of shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the offer as well as the tendering shareholder's representation and warranty to the Company that he/she received the tendered shares in connection with the conversion plan, the tendered shares are the originally issued shares and that the tendering shareholder has held them continuously through the date of our acceptance of the tendered shares. The Company's acceptance for payment of shares tendered pursuant to the offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and conditions of the offer.

        UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING.    Under the federal income tax laws, the Company will be required to withhold a portion of the amount of the purchase price paid to certain shareholders pursuant to the offer. To avoid such backup withholding, each such shareholder must provide the depositary with such shareholder's taxpayer identification number and certify that they are not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal.

        LOST OR DESTROYED CERTIFICATES.    If you wish to tender your shares, but your certificate(s) for your shares has been lost, stolen, misplaced or destroyed, you should contact Computershare Investor Services, the stock transfer agent for our shares, at (312) 360-5292 for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond will be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact Computershare Investor Services immediately in order to permit timely processing of this documentation.

Section 4. Withdrawal Rights

        Shares tendered pursuant to our offer may be withdrawn at any time before the expiration date. Thereafter, in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC"), tenders of shares are irrevocable, except that they may be withdrawn after 40 business days from the commencement of our offer, unless previously accepted for payment by us as provided in this offer. If we extend our offer or if we are delayed in purchasing shares, or are unable to purchase all shares tendered because the number of shares tendered was greater than what we had anticipated and sufficient cash may not be immediately available, then, without prejudice to our rights under our offer, the depositary may, subject to applicable law, retain on our behalf all tendered shares, and those shares may be withdrawn at any time prior to the Company's acceptance for payment as described in this Section 4. Any shares withdrawn after 5:00 p.m. Eastern Time, April 8, 2003, may not be re-tendered.

        For a withdrawal to be effective, the depositary must receive a notice of withdrawal in written or facsimile transmission form, before the expiration date or after 40 business days from the commencement of our offer, at its address as shown on the Letter of Transmittal. The notice must contain the following: the name of the person who tendered the shares, the number of shares tendered, the name of the registered holder, the certificate number(s) shown on the certificate(s) evidencing the tendered shares, the signature of the shareholder executed in the same manner as the original signature on the Letter of Transmittal.

        If shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the account number at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the procedures of the facility.

        Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed to be not tendered for purposes of our offer, unless the withdrawn shares are properly re-tendered before the expiration date pursuant to the procedures in Section 3, "Procedures for Accepting the Offer and Tendering Shares." However, no shares may be tendered after the original expiration date of 5:00 p.m. Eastern Time, April 8, 2003, even if our offer is extended.

        All questions as to the form and validity, including time of receipt, of notices of withdrawals will be determined by us, in our sole discretion. Our determination shall be final and binding on all parties. The Company, the depositary or any other person will not be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notice.

Section 5. Purchase of Shares and Payment of Purchase Price

        Promptly following the expiration date and upon the terms and conditions of our offer, the Company will accept for payment and, subject to the number of shares tendered and cash available, pay for shares properly tendered and not properly withdrawn before the expiration date.

        For purposes of our offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the depositary of our acceptance of the shares for payment pursuant to the offer.

        In all cases, payment for shares tendered and accepted for payment pursuant to our offer will be made only after timely receipt by the depositary of all required items pursuant to Section 3, "Procedures for Accepting the Offer and Tendering Shares."

        We will pay for the shares purchased under our offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

        Upon the terms and subject to the conditions of our offer, we intend to purchase all shares properly tendered. If more shares are tendered than the Company has available cash and we determine that we will not have sufficient cash within a reasonable period of time, the Company may elect to purchase those shares on the basis set forth below:

  •
  The Company may first purchase all shares tendered by Odd Lot Holders (as defined below) who tender all shares owned of record by the Odd Lot Holder, and completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

  •
  The Company will purchase all other shares tendered with payment on a pro-rata basis.

  •
  Tendered shares that are unpurchased will be returned to you at our expense.

        Odd Lots.    The term "odd lots" means all shares tendered by a shareholder who owns an aggregate of fewer than 100 shares and so certifies in the appropriate place on the Letter of Transmittal.

        Regardless of any delay in making payment, we will not pay interest on the purchase price. We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased in our offer.

        Any tendering shareholder or other payee who fails to fully complete, sign and return a Form W-9, included with the Letter of Transmittal, to the depositary may be subject to mandatory back-up federal income tax withholding of 30% of the gross proceeds paid to the shareholder or other payee pursuant to our offer. See also Section 13 regarding federal income tax consequences.

Section 6. Conditions of the Offer

        Our offer to purchase, pursuant to the purchase commitment outlined in our original Prospectus, is limited to those shareholders who received their shares as part of the conversion plan, have continuously held those originally issued shares until the first anniversary of the distribution of the shares, and then through the date of our acceptance of the tendered shares. The offer is also subject to sufficient cash on hand to pay for tendered shares.

        In addition, notwithstanding any other provision of our offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend our offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) promulgated under the Securities Exchange Act of 1934, if at any time on or after February 8, 2003, and prior to the expiration date, any of the following events occur or are determined by us to have occurred, that, in our reasonable judgment in any such case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, makes it inadvisable to proceed with our offer or with acceptance for payment or payment for the shares in our offer:

  1.
  there shall have been threatened, instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any court, authority, agency or tribunal, which:

  a)
  challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of our offer, the acquisition of shares under our offer, or is otherwise related in any manner to, or otherwise affect, our offer; or

  b)
  could, in our reasonable judgment, materially affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impair our offer's contemplated benefits to us;

  2.
  there shall have been any action threatened or taken, or any approval withheld, or any statue, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to our offer or us or any of our subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly result in any of the consequences referred to in clause (a) or (b) of paragraph (1) above;

  3.
  the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

  4.
  any general suspension of trading in, or limitation or prices for, securities on any United States national securities exchange or in the over-the-counter market;

  5.
  the commencement or escalation of a war, armed hostilities or any other national or international crisis, including terrorism events, directly or indirectly involving the United States;

  6.
  any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might materially affect, the extension of the credit by banks or other lending institutions in the United States;

  7.
  in the case of any of the foregoing existing at the time of the announcement of our offer, a material acceleration or worsening thereof;

  8.
  any change or event occurs, is discovered, or is threatened to the business, condition (financial or otherwise), income, operations, or prospects of us and our subsidiaries, taken as a whole, or in ownership of our shares, which in our reasonable judgment is or may be material to us;

  9.
  a tender or exchange offer with respect to some or all of our outstanding shares, other than our offer, or a merger or acquisition proposal for us, is proposed, announced or made by another person or is publicly disclosed, or we learn that any person or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, or any new group is formed that beneficially owns more than 5% of our outstanding shares;

  10.
  any person or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire us or any of our shares;

  11.
  we determine that the completion of our offer and the purchase of the shares may cause our common stock to be delisted from the AMEX.

        The conditions listed above are for our sole benefit and we may assert those conditions regardless of the circumstances, including our action or inaction, that give rise to the conditions and we may, in our reasonable discretion, waive any of the conditions listed above, in whole or in part, before the expiration date. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights each and each of these rights shall be deemed an ongoing right that may be asserted by us at any time prior to the expiration of our offer. Any determination or judgment by the Company concerning the events described above will be final and binding on all parties.

Section 7. Market for and Price Range of Shares

        Cap Rock Energy Corporation common stock, par value $.01 per share, is listed on the American Stock Exchange under the symbol RKE. There are 1,302,355 shares outstanding. The following table sets forth the high and low sales price per share as reported on the AMEX, as compiled from published financial sources for the fiscal quarters indicated. Because the stock was not issued and distributed to former members of the Cooperative until February 8, 2002, and the stock was not listed on the AMEX until March 14, 2002 there was no market for the shares prior to the quarter ended March 31, 2002.

	High	Low
Quarter ended:
December 31, 2002	$11.65	$10.10
September 30, 2002	12.35	11.25
June 30, 2002	12.60	7.20
March 31, 2002	10.35	9.75

        On January 24, 2003, the average of the high and low prices was $11.65 per share. Our purchase commitment price of $10.00 per share is less than the current market price. Our offering price of $10.00 per share was set out in our Prospectus of July 31, 2001, and is not an indication of its current value. We urge you to obtain current market quotations for shares of Cap Rock Energy Corporation common stock before deciding whether to tender your shares.

Section 8. Source and Amount of Funds

        The Company had committed, as part of the conversion plan from a cooperative to a stock company, to offer to purchase the shares of stock that were distributed to former Cooperative members, held continuously by those persons until the first anniversary of the distribution of those shares and then through the date of our acceptance of those tendered shares. The offering price was set at $10.00 per share.

        The market price for common stock of Cap Rock Energy Corporation has remained above our $10.00 per share offering price, except for 38 trading days between March 14, 2002, and May 16, 2002. Therefore, we do not anticipate a substantial number of shareholders will tender their shares to us in our offer, because the current market price is greater than our offering price of $10.00. We cannot predict the future market price of our common stock, or whether the market price per share will remain above $10.00 in the future. See Section 7, "Market for and Price Range of Shares."

        Because we do not expect a substantial number of shareholders to tender their shares pursuant to our offer, we expect the maximum aggregate cost, including fees and expenses applicable to the offer, to be no more than $290,000. We will use only available cash to pay costs and expenses, as well as payment for tendered shares. If all eligible shareholders tendered their shares, the maximum amount of funds required would be $11,614,000, which we believe is unlikely.

Section 9. Certain Information Concerning the Company

        Cap Rock Energy Corporation is a Texas corporation with its principal executive offices located at 500 W. Wall Street, Suite 400, Midland, Texas 79701, and the telephone number is (915) 683-5422.

        Except as disclosed in this offer to purchase, the Company currently has no plans, proposals or negotiations underway that relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company;

  •
  any purchase, sale or transfer of a material amount of assets of the Company, taken as a whole;

  •
  any material change in the present dividend policy, or indebtedness or capitalization of the Company;

  •
  any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board of directors or to change any material term of the employment contract of any executive officer;

  •
  any other material change in the Company's corporate structure or business;

  •
  any class of equity securities of the Company to be delisted from a national securities exchange;

  •
  any class of equity securities of the Company becoming eligible for termination of registration under Section 12 of the Exchange Act;

  •
  the suspension of the Company's obligation to file reports under the Securities Exchange Act of 1934;

  •
  the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or

  •
  any changes in the Company's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

        We are subject to the informational filing requirements of the Securities Exchange Act of 1934 and we are obligated to file reports and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their renumeration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. The reports, proxy statements and other information we file can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 2120, Washington D.C. 20549. Copies of such material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Information concerning the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

Section 10. Interests of Directors and Executive Officers; Transactions Concerning Shares

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 24, 2003, for each of our directors and executive officers. The table also reflects the beneficial ownership of the Company's voting securities by each person or party known by the Company to beneficially own more than 5% of our common stock. The business address of each director and executive officer is 500 W. Wall Street, Suite 400, Midland, Texas 79701. Except as

otherwise noted, each person listed below has sole voting and dispositive power with respect to the shares of common stock listed.

	Shares Beneficially Owned
Name	Common Stock	Percent of Class
David W. Pruitt	5,700	*
Ulen A. North, Jr.	70	*
Sammy C. Prough	100	*
Ronnie L. Lyon	10	*
Jerry Hoelscher	1,460	*
S. D. Buchanan	359	*
Russell E. Jones	1,727	*
Floyd E. Ritchey	83	*
Michael D. Schaffner	182	*
Newell W. Tate	1,605	*
Cap Rock Energy Corporation Shareholder's Trust 115 S. Travis, Street Sherman, Texas 75090	344,171	26.4%

*
Less than 1%.

        Pursuant to our inquiries and public filings with the SEC, we are not aware of any purchases, sales or other transfers of shares by any of our directors or executive officers within 60 days of this offer. In addition, our directors and executive officers have notified us that they do not intend to tender any of their eligible shares in the offer.

        As described in Section 16, the Cap Rock Energy Corporation Shareholders' Trust was established on behalf of former members of the Cooperative whose addresses are unknown and who would have received shares of common stock of the Company in connection with the conversion plan.

        There has been one transfer of shares out of the Cap Rock Energy Corporation Shareholders' Trust totaling 2,276 shares within the last 60 days. It was made on December 31, 2002, and was for transfers out of the Trust to beneficial owners. These transfers were not sales, but simply transfers to the beneficial owners because they had been located.

Section 11. Effects of Our Offer on the Market for Shares; Registration Under the Securities Exchange Act of 1934

        Although we do not anticipate that a substantial number of shareholders will accept our offer, our purchase of shares pursuant to our offer will reduce the number of shares that might otherwise trade publicly and will reduce the number of shareholders. This may reduce the volume of trading in the shares and make it more difficult to buy or sell significant numbers of shares without affecting the market price, which could adversely affect continuing shareholders. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded following consummation of our offer to ensure a continued trading market for the shares. Based upon the published guidelines of the American Stock Exchange, we believe that any purchase of shares pursuant to our offer will not cause our remaining shares to be delisted from the AMEX.

        The shares are currently margin securities under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares pursuant to our offer, the shares will continue to be margin securities for purposes of the Federal Reserve Board's margin regulations.

        Our shares are registered under the Securities Exchange Act of 1934, which requires, among other things, that we furnish specific information to our shareholders and to the Securities and Exchange

Commission and comply with the SEC's proxy rules in connection with meetings of our shareholders. We believe that our offer to purchase shares pursuant to our offer will not result in the shares becoming deregistered with the SEC.

Section 12. Certain Legal Matters; Regulatory Approvals

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our purchase of shares as contemplated in our offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase or ownership of shares as contemplated by our offer. The Company does not believe that its purchase of shares pursuant to our offer will violate or require any regulatory approval under applicable anti-trust laws. Should any approvals or other action be required, we currently contemplate that we will seek approval or such other action. We cannot predict whether we may be required to delay the acceptance for payment of, or payment for, shares tendered in response to our offer pending the outcome of any of these matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. See Section 6, "Conditions of the Offer."

Section 13. Certain United States Federal Income Tax Consequences

        IN GENERAL.    The following summary describes certain United States federal income tax consequences relevant to the offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing, final and temporary United States Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive or prospective basis. As discussed below, depending upon a shareholder's particular circumstances, our purchase of such shareholder's shares pursuant to the offer will be treated either as a sale or a dividend for United States federal income tax purposes. Accordingly, such a purchase generally will be referred to in this section of the Offer To Purchase as an "exchange" of shares for cash. However, it is clear that a purchase of all of the shares actually and constructively owned by a shareholder will be treated as a sale and not as a dividend. Further, the greater the percentage of the shares owned actually and constructively by the shareholder that is sold pursuant to the offer, the greater the likelihood that the purchase will be treated as a sale and not as a dividend.

        SCOPE.    This summary does not address the state, local or foreign tax consequences of participating in the offer. The summary discusses only shares held as capital assets, within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders, such as foreign shareholders, certain financial institutions, insurance companies, tax-exempt organizations or persons who hold shares as a position in a "straddle" or as a part of a "hedging", "conversion" or "constructive sale" transaction for United States federal income tax purposes or persons whose functional currency is not the United States dollar.

        In particular, the discussion of the consequences of an exchange of shares for cash pursuant to the offer applies only to a United States shareholder. For purposes of this summary, a "shareholder" is a holder of shares that is (1) a citizen or resident of the United States, (2) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state or any political subdivision thereof, (3) an estate, the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions relating to the trust. A foreign shareholder is a shareholder that is not a United States shareholder.

        Except to the extent expressly stated herein, this discussion does not address the tax consequences to foreign shareholders including but not limited to foreign shareholders who will be subject to United States federal income tax on a net basis on the proceeds of their exchange of shares pursuant to the Offer because such income is effectively connected with the conduct of a trade or business within the United States. Such shareholders are generally taxed in a manner similar to United States holders. Foreign shareholders who are not subject to United States federal income tax on a net basis should see Section 2 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of the tax withheld. Each shareholder should consult such their tax advisor as to the particular consequences of participation in the offer.

        CHARACTERIZATION OF THE SALE.    A tender of shares by a United States shareholder pursuant to the offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under any applicable state, local and foreign tax laws. The United States federal income tax consequences of such exchange to a United States shareholder may vary depending upon the United States shareholder's particular facts and circumstances. Under Section 302(b) of the Code, an exchange of shares by a United States shareholder to the Company pursuant to the offer will be treated as a "sale or exchange" of such shares for United States federal income tax purposes, rather than as a distribution by the Company with respect to shares continued to be held, or deemed to be constructively held, by the tendering United States shareholder, if the acquisition of such shares (1) is "substantially disproportionate" with respect to the United States shareholder, (2) results in a "complete termination" of the United States shareholder's interest in the Company, or (3) is "not essentially equivalent to a dividend" with respect to the United States shareholder. These Section 302(b) tests are explained more fully below.

        If any of the Section 302(b) tests are satisfied, and the sale of the tendered shares is therefore treated as a "sale or exchange" of such shares for United States federal income tax purposes, the tendering United States shareholder will recognize capital gain or loss equal to the difference between the amount of cash received by the United States shareholder pursuant to the offer and the United States shareholder's adjusted tax basis in the shares sold pursuant to the offer. Any such gain or loss recognized by individuals, trusts or estates will be long-term capital gain or loss if the shares have been held for more than 12 months. Therefore, a tendering United States shareholder may want to take these facts into account in determining whether or not to tender shares. Under the "wash sale" rules under Section 1091 of the Code, loss recognized on LTC shares sold pursuant to the offer will be disallowed to the extent the United States shareholder acquires LTC shares within 30 days before or after the date the shares are purchased pursuant to the offer and in that event, the basis and holding period will be adjusted to reflect the disallowed loss.

        If none of the Section 302(b) tests are satisfied with respect to a United States shareholder, then, to the extent of our current and accumulated earnings and profits, the tendering United States shareholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the entire amount of cash received by the United States shareholder pursuant to the offer, without reduction for the adjusted tax basis of the shares sold pursuant to the offer. In addition, no loss will be recognized for income tax purposes, and, subject to reduction as described below for United States corporate shareholders eligible for the dividends-received deduction, the tendering United States shareholder's adjusted tax basis in the shares exchanged pursuant to the offer will be added to such United States shareholder's adjusted tax basis in its remaining shares, if any. No assurance can be given that any of the Section 302(b) tests will be satisfied as to any particular United States shareholder (other than odd lot shareholders who tender according to Section 2 above) and thus no assurance can be given that any particular United States shareholder will not be treated as having received a dividend taxable as ordinary income. If the exchange of shares by a United States shareholder is not treated as a sale or exchange for federal income tax purposes, any cash received for shares pursuant to the offer in excess of our current and accumulated earnings and profits will be treated, first, as a nontaxable return of capital to the extent of the United States shareholder's adjusted tax basis in such shares, and thereafter, as taxable capital gain, to the extent the cash received exceeds such basis.

        CONSTRUCTIVE OWNERSHIP OF STOCK.    In determining whether any of the Section 302(b) tests are satisfied, a United States shareholder must take into account not only the shares that are actually owned by the United States shareholder, but also shares that are constructively owned by the United States shareholder by reason of the attribution rules set forth in Section 318 of the Code. Under Section 318 of the Code, a United States shareholder will be treated as owning stock owned by his or her spouse, children, grandchildren and parents. In addition, a United States shareholder may be treated as owning (1) shares that are actually owned, and in some cases constructively owned, by entities in which the United States shareholder owns an interest, or, in the case of United States shareholders that are entities, by certain individuals or entities that own an interest in the United States shareholder, and (2) shares which the United States shareholder has the right to acquire by exercise of an option or a conversion right contained in another instrument held by the United States shareholder. Contemporaneous dispositions or acquisitions of shares by a United States shareholder or related individuals or entities may be deemed to be part of a single integrated transaction which will be taken into account in determining whether any of the Section 302(b) tests have been satisfied in connection with shares sold pursuant to the offer.

        SECTION 302(b) TESTS.    One of the following tests must be satisfied in order for the exchange of shares pursuant to the offer to be treated as a sale or exchange for federal income tax purposes.

          (1)  SUBSTANTIALLY DISPROPORTIONATE TEST.    The receipt of cash by a United States shareholder will be "substantially disproportionate" if the following two requirements are satisfied. First, the percentage of the outstanding shares actually and constructively owned by the United States shareholder immediately following the exchange of shares pursuant to the offer (treating all shares purchased pursuant to the offer as not being outstanding) must be less than 80% of the percentage of the outstanding shares actually and constructively owned by such United States shareholder immediately before the exchange of shares pursuant to the offer (treating all shares purchased pursuant to the offer as outstanding). United States shareholders should consult their own tax advisors with respect to the application of the "substantially disproportionate" test to their particular situation and circumstances. Second, the United States shareholder's percentage ownership of common stock must also satisfy the 80% requirement described in the preceding sentence.

          (2)  COMPLETE TERMINATION TEST.    The receipt of cash by a United States shareholder will be a "complete termination" of the United States shareholder's interest in the Company if either (1) all of the shares actually and constructively owned by the United States shareholder are exchanged pursuant to the offer, or (2) all of the shares actually owned by the United States shareholder are exchanged pursuant to the offer and, with respect to the shares constructively owned by the United States shareholder which are not exchanged pursuant to the offer, the shareholder is eligible to waive (and effectively waives) constructive ownership of all such shares under procedures described in Section 302(c) of the Code. United States shareholders considering making such a waiver should do so in consultation with their own tax advisors.

          (3)  NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND TEST.    Even if the receipt of cash by a United States shareholder fails to satisfy the "substantially disproportionate" test and the "complete termination" test, the United States shareholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the United States shareholder's exchange of shares pursuant to the offer results in a "meaningful reduction" in the United States shareholder's proportionate interest in the Company. Whether the receipt of cash by a United States shareholder who exchanges shares pursuant to the offer will be "not essentially equivalent to a dividend" will depend upon the United States shareholder's particular facts and circumstances. The IRS has indicated in published Revenue Rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." United States shareholders expecting to rely on the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application to their particular situation and circumstances.

        Although the issue is not free from doubt, it may be possible for a tendering United States shareholder to satisfy one of the above three tests by contemporaneously selling or otherwise disposing of all or some of the shares that are actually owned (or by causing another to sell or otherwise dispose of all or some of the shares that are constructively owned) by such United States shareholder but are not purchased pursuant to the offer. Correspondingly, a tendering United States shareholder may not be able to satisfy one of the above three tests because of contemporaneous acquisitions of shares by such United States shareholder or by some person or entity whose shares would be treated as constructively owned by such United States shareholder. United States shareholders should consult their tax advisors regarding the tax consequences of such sales or acquisitions in their particular circumstances.

        CONSEQUENCES TO UNITED STATES SHAREHOLDERS WHO DO NOT SELL SHARES PURSUANT TO THE OFFER.    United States shareholders who do not tender their shares of common stock pursuant to the offer will not incur any tax liability as a result of the consummation of the offer.

        UNITED STATES CORPORATE SHAREHOLDER DIVIDEND TREATMENT.    If an exchange of shares pursuant to the offer by a United States corporate shareholder is treated as a dividend, the United States corporate shareholder may be entitled to claim a deduction in an amount equal to 70% of the gross dividend under Section 243 of the Code, subject to applicable limitations. United States corporate shareholders should consider the effect of Section 246(c) of the Code, which disallows the 70% dividends-received deduction with respect to any dividend on any share of stock that is held for 45 days or less during the 90-day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other hedging transactions. Moreover, under Section 246A of the Code, if a United States corporate shareholder has incurred indebtedness directly attributable to an investment in shares, the 70% dividends-received deduction may be reduced by a percentage generally computed based on the amount of such indebtedness and the United States corporate shareholder's total adjusted tax basis in the shares. In addition, any amount received by a United States corporate shareholder pursuant to the offer that is treated as a dividend will generally constitute an "extraordinary dividend" under Section 1059 of the Code. Generally, an "extraordinary dividend" is a dividend that (1) equals or exceeds 10% of the United States corporate shareholder's tax basis in its shares (treating all dividends having ex-dividend dates within an 85-day period as a single dividend) or (2) exceeds 20% of the United States corporate shareholder's adjusted tax basis in the shares (treating all dividends having ex-dividend dates within a 365-day period as a single dividend). Accordingly, a United States corporate shareholder would be required under Section 1059(a) of the Code to reduce its adjusted tax basis, but not below zero, in its shares by the non-taxed portion of the extraordinary dividend (i.e., the portion of the dividend for which a deduction is allowed) and, if such portion exceeds the United States corporate shareholder's adjusted tax basis in its shares, to treat the excess as gain from the sale of such shares in the year in which the dividend is received. These basis reduction and gain recognition rules would be applied by taking account only of the United States corporate shareholder's adjusted tax basis in the shares that were sold, without regard to other shares that the United States corporate shareholder may continue to own. United States corporate shareholders should consult their own tax advisors as to the application of Sections 243, 246, 246A and 1059 of the Code to the offer, and to any dividends that may be treated as paid with respect to shares sold pursuant to the offer.

        BACKUP WITHHOLDING.    See Section 2 with respect to the application of United States federal income tax backup withholding.

        THE TAX CONSEQUENCES OF A TENDER OF SHARES IN THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR SITUATION AND CIRCUMSTANCES OF THE TENDERING SHAREHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF TENDERS MADE BY THEM PURSUANT TO THE OFFER, INCLUDING THE EFFECT OF THE STOCK OWNERSHIP ATTRIBUTION RULES MENTIONED ABOVE.

Section 14. Extension of Our Offer; Termination; Amendment

        As part of the conversion plan, we had committed to offer to purchase the shares of common stock of Cap Rock Energy Corporation that were distributed to former Cooperative members and held by those persons until the first anniversary of the distribution of those shares. Our offer to purchase those shares, for $10.00 per share, will commence February 8, 2003, and end 60 days thereafter, April 8, 2003. We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time that our offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the depositary and making a public announcement of the extension. We also reserve the right, in our reasonable and sole discretion, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6, "Conditions of the Offer," by giving oral or written notice to the depositary and making a public announcement of the postponement. Our reservation of the right to delay acceptance for payment and to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which requires that we must pay the consideration offered or return the shares tendered promptly after our termination or withdrawal of the offer.

        Subject to compliance with applicable law, we reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 occur or are deemed by us to have occurred, to amend our offer in any respect, including, without limitation, decreasing the number of shares accepted for payment because of a lack of available cash. Amendments to our offer may be made at any time and from time to time by public announcement. The announcement, in the case of an extention, shall be issued no later than 9:00 a.m. Eastern Time, on the next business day after the last previously scheduled or announced expiration date.

        Any public announcement made under our offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of that change. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to a news service.

        If we materially change the terms of our offer or the information concerning our offer, we will extend our offer to the extent required by Rule 13e-4 promulgated under the Securities Exchange Act of 1934. This rule and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

Section 15. Fees and Expenses

        We have retained MacKenzie Partners, Inc. to act as information agent and Computershare Trust Company of New York to act as the depositary in connection with our offer. The information agent may request brokers, dealers and other nominee shareholders to forward materials relating to our offer to beneficial owners. The information agent and the depositary will receive reasonable and customary fees for their services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with our offer, including certain liabilities under the federal securities laws.

        We will not pay fees or commissions to any broker, dealer, or other person for soliciting any shares under our offer. We will, however, on request, reimburse brokers, dealers and other persons for customary mailing and handling expenses incurred in forwarding our offer and related materials to the beneficial owners for which they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent for the depositary for purposes of our offer.

        We will pay, or cause to be paid, any stock transfer taxes on our purchases of shares as provided in Section 5 and in Instruction 6 of the Letter of Transmittal.

Section 16. Arrangements Involving the Company's Securities

        The Cap Rock Energy Corporation Shareholders' Trust was established by the Company on behalf of former members of the Cooperative whose addresses are unknown and who would have received shares of common stock of the Company in connection with the conversion plan.    The power and authority of the Trustees is set out in the Cap Rock Energy Corporation Shareholders' Trust Agreement, the Share Option Agreement and the Funding Agreement. The Trustees of the Trust, Alfred J. Schwartz and Robert G. Holman, have shared power to vote and to dispose of the shares in the Trust, subject to restrictions in the agreements. The Trust provides that in the case of a tender offer or repurchase offer by the Company for shares of its stock, the Trustees may, in their sole discretion and acting jointly in the best interest of the beneficiaries of the Trust, tender all of the shares held in the Trust to the Company at the highest cash price offered under the tender or repurchase offer.

        Because the current market price of the Company's common stock is higher than our offering price, the Trustees have indicated that they do not intend to tender the shares held in the Trust.

        Except for the agreements relating to the Cap Rock Energy Corporation Shareholders' Trust described above, neither the Company, nor its directors and officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any securities of the Company including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Section 17. Miscellaneous

        Our offer is only eligible to be accepted by holders of shares who received those shares in connection with the conversion plan, have held those originally distributed shares continuously until the first anniversary of the distribution and then through the date that the tendered shares have been accepted by us. We are not aware of any jurisdiction where the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of our offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after good faith effort, we cannot comply with the applicable law, we will not make our offer to, nor will we accept tenders from or on behalf of, the holders of shares residing in that jurisdiction.

        In accordance with Rule 13e-4 under the Securities Exchange Act of 1934, we have filed a Tender Offer Statement on Schedule TO with the SEC that contains additional information with respect to our offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and the same manner as is set forth in Section 9 with respect to information concerning us.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or make any representation on behalf of us in connection with our offer, other than those contained in this Offer to Purchase, the related Letter of Transmittal or in the other documents that constitute a part of this offer. You should not rely upon any recommendation, information or representation that is given or made to you as having been authorized by us.

                      Cap Rock Energy Corporation
                      February 8, 2003

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